Exhibit 10.9

DATED

16th July 2019

(1) OXFORD UNIVERSITY INNOVATION LIMITED

and

(2) BLUE WATER VACCINES INC.

LICENCE OF TECHNOLOGY

(OUI PROJECT Nos. 13709, 16867, 16870 and 16872)

THIS AGREEMENT is made on BETWEEN:

(1)	OXFORD UNIVERSITY INNOVATION LIMITED (Company No. 2199542) whose registered office is at University Offices, Wellington Square, Oxford OXl 2JD, England (“QUI”); and

(2)	BLUE WATER VACCINES INCORPORATED (Company Registration No.) whose registered office is at 1013 Centre Rd, Suite 403-B New Castle Wilmington Delaware 19805 USA (the “Licensee”).

BACKGROUND:

The Licensed Technology is connected with QUI Project Numbers: 13709, 16867, 16870 and 16872 which comprise components from the Haemagglutinin proteins of Influenza A Group 1, Influenza Group 2 and Influenza B and a VLP delivery system which together form a candidate Universal Influenza vaccine. The Licensee wishes to acquire a licence to the Licensed Technology and QUI is willing to license the Licensed Technology to the Licensee, on the terms of this agreement.

AGREEMENT:

1.	Interpretation

In this agreement (including its Schedules), any reference to a “clause” or “Schedule” is a reference to a clause of this agreement or a schedule to this agreement, as the case may be. Words and expressions used in this agreement have the meaning set out in Schedule 1.

2.	Condition Precedent

2.1	The Licence and all obligations of the parties under this agreement (other than the obligations set out in Clause ) are conditional upon the Licensee entering into an agreement with the University to provide funding for 3 years’ salary for Dr Craig Thompson in the University’s Department of Zoology (minimum of £420,000 to be pre-paid to the University in advance or placed in escrow) to be paid by 31st December 2019

2.2	If this condition has not been satisfied or waived on or before 5 p.m. on 31st December 2019 (or such later time and date as is agreed by QUI), this agreement shall be rendered null and void; except that the parties agree that confidentiality provisions in clause 8 will continue in full force and effect in accordance with 12.8 all of the obligations of the parties under this agreement shall cease and no party shall have any licence, right or claim against any other party under this agreement.

3.	Grant of Licence

3.1	In consideration of the payments required to be made under this agreement by the Licensee QUI grants to the Licensee a licence in the Territory in respect of the Licensed Technology in the Field to develop, make, have made, use and have used and Market the Licensed Product on and subject to the terms and conditions of this agreement. Subject to clause 5, the Licence is exclusive in the Field in relation to the Licensed Intellectual Property Rights. The Licence is non exclusive in relation to the Licensed Kno w-How. QUI retains unrestricted rights to use and license others to use the Licensed Know-How, and to use and license the Licensed Technology outside the Field.

3.2	As soon as is reasonably possible after the date of this agreement, OUI will, at QUl’s cost, supply the Licensee with the Documents.

3.3	The Licensee may grant sub-licences with the prior written consent of QUI, such consent not to be unreasonably withheld, provided that:

(a)	the sub-licensee has obligations to the Licensee commensurate with those which the Licensee has to QUI under this agreement, except where it is not legally possible to include such obligations in the sub-licence; and

(b)	the nature of the proposed sub-licensee is not likely in OUl’s opinion to have any detrimental impact on the reputation of either QUI or of the University; and

(c)	immediately following the grant of each sub-licence, the Licensee provides a certified copy of that sub-licence to OUI; and

(d)	no sub-licence will carry any right to sub-sub-license.

4.	Additional Applications and Improvements

4.1	The Applications will include the Additional Applications once those projects have been assigned by the University to OUI and all references to the Applications throughout the agreement will include the Additional Applications.

4.2	The Licensed Technology covered by the Licence in clause 2 includes Inventor Improvements. QUI will communicate in writing to the Licensee within a reasonable time all Inventor Improvements.

4.3	The Licensee acknowledges and agrees that all Intellectual Property Rights in Inventor Improvements belong to QUI.

4.4	The Licensee will communicate in writing to QUI within a reasonable time all Licensee Improvements.

4.5	QUI acknowledges and agrees that all Intellectual Property Rights in the Licensee Improvements belong to the Licensee.

5.	Rights Re Non-Commercial Use

5.1	The Licensee grants QUI an irrevocable, perpetual, royalty-free licence to grant the University and those persons who at any time work or have worked on the Licensed Technology the licence set out in clause 5.2.

5.2	QUI has granted and, in respect of Licensee Improvements, will grant, to the University and those persons who at any time work or have worked on the Licensed Technology a non transferable, irrevocable, perpetual, royalty-free licence to use and publish the Licensed Technology and the Licensee Improvements for Non-Commercial Use.

6.	Filing and Maintenance

6.1	The Licensee will pay OUI the Past Patent Costs representing the Licensee’s sole contribution to the patent costs incurred by OUI prior to the parties entering into this agreement, within thirty (30) days of receiving an invoice from OUI.

6.2	QUI will, in consultation with the Licensee and at the Licensee’s cost, prosecute, use all reasonable endeavours to maintain, and renew the Applications throughout the duration of this Licence Agreement. The Licensee will reimburse OUI for all costs, filing fees, lawyers’ and patent agents’ fees, expenses and outgoings of whatever nature incurred by OUI in the prosecution, maintenance and renewal of the Applications (including those incurred in opposition proceedings before the European Patent Office or in ex parte re-examination or inter partes review proceedings in the United States Patent and Trademark Office (“USPTO”) or any similar proceedings before any patent office challenging the grant or validity of the Applications) within thirty (30) days of receiving an invoice from OUI. OUI shall be entitled to make it a condition of any action of OUI under this clause 6.2 that the Licensee provides QUI with sufficient money in advance to cover the costs likely to be incurred in the action.

6.3	Where the Applications are prosecuted in the USPTO and the Licensee is a small business concern as defined under the US Small Business Act (15USC632) QUI intends to pay reduced USPTO patent fees under US patent law 3SUSC 41(h)(l). The Licensee will notify OUI as soon as reasonably possible if it or a sub-licensee ceases to be a small business concern as defined under the US Small Business Act (1SUSC632) or becomes aware of any other reason why it would not qualify for reduced USPTO patent fees under US patent law 35USC 41(h)(l).

6.4	The Licensee shall inform QUI not less than six (6) months in advance of the National Phase filing deadline (noted in Schedule 2) of the territories within the scope of the PCT that it wishes to be covered in the National Phase of that Application. In the event that the Licensee does not give the required minimum of six months advance notice QUI shall then be entitled to proceed with filing the Applications at the licensee’s cost in whichever territories as it may in its sole discretion decide.

6.5	The Licensee shall be entitled to remove any one or more of the countries from the Territory at any time by giving not less than six months notice to OUI. If an Application is proceeding under the PCT then such notice may not be given any earlier than the date for commencement of the National Phase filing. For the avoidance of doubt the Licensee shall remain liable for the costs mentioned in clause 6.2 that arise or are incurred by OUI during the said notice period in respect of the countries being removed.

7.	Infringement

7.1	Each party will notify the other in writing of any misappropriation or infringement of any rights in the licensed Technology of which the party becomes aware.

7.2	The licensee has the first right (but is not obliged) to take Legal Action at its own cost in relation to any misappropriation or infringement of any rights included in the Licensed Intellectual Property Rights in the Field. The Licensee must discuss any proposed Legal Action with OUI prior to the Legal Action being commenced, and take due account of the legitimate interests of OUI in the Legal Action it takes.

7.3	If the Licensee takes Legal Action under clause 7.2, the Licensee will:

7.3.1	indemnify and hold OUI and the University harmless against all costs (including lawyers’ and patent agents’ fees and expenses), claims, demands and liabilities arising out of or consequent upon a Legal Action and will settle any invoice received from QUI in respect of such costs, claims, demands and liabilities within thirty (30) days of receipt; and

7.3.2	treat any account of profits or damages (including, without limitation, punitive damages) awarded in or paid to the Licensee under any settlement ofthe Legal Action as Net Sales for the purposes of clause 8, having first for these purposes deducted from the award or settlement an amount equal to any legal costs incurred by the Licensee in the Legal Action that are not covered by an award of legal costs; and

7.3.3	keep QUI regularly informed of the progress of the Legal Action, including, without limitation, any claims affecting the scope of the Licensed Technology.

7.4	QUI may take any Legal Action at its own cost in relation to any misappropriation or infringement of any rights included in the Licensed Intellectual Property Rights where:

7.4.1	the Licensee has notified QUI in writing that it does not intend to take any Legal Action in relation to any misappropriation or infringement of any such rights; or

7.4.2	if having received professional advice with regard to any Legal Action within fourteen (14) days of the notification under clause 7.1, and consulted with QUI, the Licensee does not take reasonable steps to act upon an agreed process for dealing with such misappropriation or infringement (which may include, for the avoidance of doubt, seeking a second opinion in respect of such professional advice) within any timescale agreed between OUI and the Licensee and in any event within forty-five (45) days of notification under clause 7.1, provided it shall not settle any action without first consulting with the Licensee and taking account of the reasonable observations and requests of the Licensee.

7.5	Subject to clauses 7.2 and 7.3, if the Licensee takes Legal Action QUI will provide such reasonable assistance as requested by the Licensee in relation to such Legal Action at the Licensee’s cost, provided that the Licensee indemnifies QUI under clause 7.3 for the costs of any legal representation in the Legal Action required by QUI.

8.	Confidentiality

8.1	Subject to clauses 8.2, Error! Reference source not found. and 8.4, each party (being a receiving or disclosing party as the case may be) will keep confidential the Confidential Information of the other party and will not disclose or supply the Confidential Information to any third party or use it for any purpose, except in accordance with the terms and objectives of this agreement.

8.2	The Licensee may disclose to sub-licensees of the Licensed Technology such of the Confidential Information of which it consists as is necessary for the exercise of any rights sub-licensed, provided that the Licensee shall ensure that such sub-licensees accept a continuing obligation of confidentiality in the same terms as this clause, and giving third party enforcement rights to OUI, before the Licensee makes any disclosure ofthe Confidential Information.

8.3	Confidential Information may be exchanged freely between QUI and the University and communications between those two parties shall not be regarded as disclosures, dissemination or publication for the purpose of this agreement. QUI may also disclose the terms of this agreement and royalty reports and payments made by the Licensee to any third parties that have rights to a revenue share for providing funding in the development of the Licensed Technology.

8.4	Clause 8.1 will not apply to any Confidential Information which:

8.4.1	is known to the receiving party before disclosure, and not subject to any obligation of confidentiality owed to the disclosing party;

8.4.2	is or becomes publicly known without the fault ofthe receiving party;

8.4.3	is obtained by the receiving party from a third party in circumstances where the receiving party has no reason to believe that it is subject to an obligation of confidentiality owed to the disclosing party;

8.4.4	the receiving party can establish by reasonable proof was substantially and independently developed by officers or employees of the receiving party who had no knowledge of the disclosing party’s Confidential Information; or

8.4.5	is approved for release in writing by an authorised representative of the disclosing party.

8.5	Nothing in this agreement will prevent a party from disclosing Confidential Information where it is required to do so by law or regulation or by order of a court or competent authority, provided that, in the case of a disclosure under the Freedom of Information Act 2000 (“FOIA”), none of the exemptions in the FOIA applies to the relevant Confidential Information.

8.6	If either party to this agreement receives a request under the FOIA to disclose any information that, under this agreement, is the other party’s Confidential Information, it will notify and consult with the other party. The other party will respond within five (5) days after receiving notice if that notice requests the other party to provide information to assist in determining whether or not an exemption under the FOIA applies to the information requested under the FOIA.

9.	Royalties and Other Payments

9.1	OUI will invoice the Licensee for the Signing Fee shortly after signature of this agreement and the Licensee must settle the invoice within thirty (30) days of receipt.

9.2	The Licensee will pay to OUI a royalty equal to the Royalty Rate on all Net Sales of Licensed Products. The Licensee will also pay to OUI a royalty equal to the Royalty Rate on any sums received from a sub-licensee to meet an obligation under the terms of a sub-licence to pay a minimum sum over and above the actual royalties due to be paid by that sub-licensee on sales of Licensed Products.

9.3	Following expiration or revocation of the last Valid Claim covering a Licensed Product is Marketed the Step Down Royalty Rate shall apply to such Licensed Products.

9.4	In the event that the royalties paid to OUI under clause 9.2 do not amount to at least the Minimum Sum, the Licensee must make up the difference between the royalties paid under clause 9.2 and the Minimum Sum in each Licence Year where a Minimum Sum applies.

9.5	The Licensee will pay to OUI a royalty equal to the Fee Income Royalty Rate on all up-front, milestone and other one-off payments (other than payments made solely in relation to research provided by the Licensee) received by the Licensee under or in connection with all sub-licences and other contracts granted by the Licensee with respect to the Licensed Technology. The Licensee will pay each such royalty within thirty (30) days after its receipt of the payment to which the royalty relates.

9.6	The licensee will notify QUI as soon as possible after it or any sub-licensee achieves any Milestone, and pay to OUI the Milestone Fee in respect of each Milestone within thirty (30) days of the date on which each Milestone is achieved by the Licensee or a sub-licensee.

9.7	The Signing Fee and the Milestone Fee are non-refundable and will not be considered as an advance payment on royalties payable under clause 9.2. No part of the Minimum Sum will be refundable or applicable to succeeding Licence Years.

9.8	The Minimum Sum and the Milestone Fee will be indexed to the RPI and each Minimum Sum and Milestone will be increased (or decreased, if appropriate) by the percentage change in the RPI between the date of this agreement and:

(a)	in the case of any Minimum Sum, the last day of the Licence Vear to which it relates; and

(b)	in the case of any Milestone Fee, the date on which the Milestone to which it relates is achieved.

9.9	The licensee may supply a commercially reasonable quantity of licensed Products for promotional sampling provided that the number of Licensed Products supplied for promotional sampling shall not be greater than 5% of total number of units of each Licensed Product sold leased or licensed by the Licensee in any Quart er. Except as set out in this clause, the Licensee must not accept or solicit any non-monetary consideration when Marketing Licensed Products or when issuing sub-licences of the Licensed Technology without the prior written consent of QUI.

9.10	The licensee will make all payments in pounds sterling or any currency replacing pounds sterling in its entirety.

9.11	For the purposes of calculating any amount payable by the Licensee to OUI in a currency other than pounds sterling (or replacement currency), the Licensee shall apply an exchange rate equivalent to the average of the applicable closing mid rates quoted by the Financial Times as published in London on:

(a)	the first Business Day of each month during the quarter just closed; or

(b)	for payments under clause 9.5 only, the first Business Day of the month in which the payment was received by the Licensee.

9.12	Where the Licensee has to withhold tax by law, the Licensee will deduct the tax, pay it to the relevant taxing authority, and supply OUI with a Certificate of Tax Deduction at the time of payment to OUI.

9.13	In the event that full payment of any amount due from the Licensee to OUI under this agreement is not made by any of the dates stipulated, the Licensee shall be liable to pay interest on the amount unpaid at the rate of eight per cent (8%) per annum over the base rate for the time being of Barclays Bank pie. Such interest shall accrue on a daily basis from the date when payment was due until the date of actual payment of the overdue amount, whether before or after judgment, and shall be compounded quarterly.

9.14	If the Licensed Product is of a description covered by the Medicines Access Policy, the Licensee shall adhere to the requirements ofthe Medicines Access Polic y.

10.	Best Endeavours

10.1	The Licensee must use its best endeavours to develop, exploit and Market the Licensed Technology to maximise the financial return for both parties.

10.2	The Licensee must use its best endeavours to develop, exploit and Market the Licensed Technology in accordance with the Development Plan .

11.	Royalty Reports and Audit

11.1	The Licensee will provide OUI with a report at least once in every six (6) months detailing the activities and achievements in its development of the Licensed Technology in order to facilitate its commercial exploitation, and in the development of potential Licensed Pro ducts.

11. 2	The Licensee will provide OUI with a royalty report within thirty (30) days after the close of each Quarter for each Licensed Product Marketed by the Licensee and its sub-licensees. Each Royalty Report will:

(a)	set out the Net Sales of each Licensed Product Marketed by the Licensee and any sub licensees, including the total gross selling price of each Licensed Product Marketed by the Licensee and any sub-licensees and the quantity or total number of units of each Licensed Product Marketed by the Licensee and any sub-licensees;

(b)	set out details of deductions made in the calculation of Net Sales from the invoiced price of each Licensed Product in the form in which it is Marketed by the Licensee or any sub licensees;

(c)	set out details of the quantity of Licensed Products used for promotional sampling by the Licensee or any sub-licensees;

(d)	set out details of any deductions made under clause 10.4 below;

(e)	provide a calculation of the royalties due;

(f)	set out details of payments received by the Licensee to which the Fee Income Royalty Rate applies and provide a calculation of the royalties due;

(g)	provide a statement showing whether or not royalties due exceed the Minimum Sum and, if so, by how much;

(h)	set out details of Milestones achieved by the Licensee or any sub-licensees; and

(i)	set out the steps taken during the Licence Year to promote and Market Licensed Produ cts.

The Licensee must pay OUI the royalties due in respect of the Quarter just closed at the same time as the Licensee delivers the Royalty Report.

11.3	The Licensee will deliver to OUI a periodic report at the close of each Licence Year providing sufficient data (in outline form) to give a reasonable indication or estimate of the actual or expected market share of the Licensee and its sub-licensees and will notify OUI in the event that its market share does or is expected to breach the limits set out in the 2014 Commission Regulation 316/2014 Technology Transfer Block Exemption Regulation and Guidelines in Commission Communication 2014/c 89/03 and any successor regulation. This obligation is not intended to place a significant additional financial burden on the Licensee.

11.4	If the Licensee has to pay royalties to a third party (other than an Affiliate), for the right to use a proprietary manufacturing process or proprietary adjuvants in order to make or have made a Licensed Product, under a licence of Intellectual Property Rights without which the Licensed Technology cannot be lawfully exploited, then the Licensee will be entitled to deduct from all payments due to OUI at the Royalty Rate on Net Sales of Licensed Products in respect of the products concerned an amount equal to fifty per cent (50%) of the royalties actually paid to that third party, up to a maximum amount of twenty-five percent (25%) of the royalties due to OUI.

11.5	If a Licensed Product Marketed by the Licensee is re-Marketed by an Affiliate or an entity over which the Licensee exercises Control, the royalty on each such Licensed Product will be calculated on the highest of the prices at which it is Marketed or re-Marketed.

11.6	The Licensee must keep complete and proper records and accurate accounts of all Licensed Products used and Marketed by the Licensee and any sub-licensee in each Licence Year for at least six (6) years. OUI may, through an independent certified accountant appointed by OUI (“the Auditor”), audit all such accounts on at least thirty (30) days’ written notice no more than once each Licence Year for the purpose of determining the accuracy of the Royalty Reports and payments. The Auditor shall be:

11.6.1	permitted by the Licensee to enter the Licensee’s principal place of business upon reasonable notice to inspect such records and accounts;

11.6.2	entitled to take copies of or extracts from such records and accounts;

11.6.3	given all other information by the Licensee as may be necessary or appropriate to enable the amount of royalties payable to be ascertained including the provision of relevant records; and

11.6.4	shall be allowed access to and permitted to conduct interviews of any sales, engineering or other staff of the Licensee in order to verify the accuracy of the records and accounts and the accuracy of any statements provided to OUI under clause 11.2.

If on any such audit a shortfall in payments of greater than two percent (2%) is discovered by the Auditor in respect of the audit period, the Licensee shall pay OUl’s audit costs.

11.6	The auditing rights and obligations on the Licensee set out in clause 11.6 will apply equally to any sublicenses allowed for in this agreement and the Licensee will ensure that the same obligations and access rights allowing OUI auditing rights to the sub-licensee are included in each sub licence agreement.

12.	Duration and Termination

12.1	Subject to clause 2, this agreement will take effect on the date of signature. Subject to the possibility of earlier termination under the following provisions of this clause 12, and subject to the possibility of an extension to the term by mutual agreement, this agreement shall continue in force until the expiry of ten years following the last to expire of all patents and patent applications within the definition of the Application.

12.2	If either party commits a material breach of this agreement, and the breach is not remediable or (being remediable) is not remedied within the period allowed by notice given by the other party in writing calling on the party in breach to effect such remedy (such period being not less than thirty (30) days), the other party may terminate this agreement by written notice having immediate effect.

12.3	The Licensee may terminate this agreement for any reason at any time provided it gives QUI six (6) months’ written notice to terminate expiring after the third anniversary of this agreement whereupon the Licensee shall bring all sub-licences to an end on the same date. Any such termination shall not absolve the Licensee of its obligation to accrue and pay royalties and other payments under the provisions of clause 9 in respect of the period prior to termination.

12.4	QUI may terminate this agreement:

(a)	immediately, if the Licensee has a petition presented for its winding-up, or passes a resolution for voluntary winding-up otherwise than for the purposes of a bona fide amalgamation or reconstruction, or compounds with its creditors, or has a receiver administrator or administrative receiver appointed of all or any part of its assets, or enters into any arrangements with creditors, or takes or suffers any similar action in consequence of debts;

(b)	on thirty (30) days’ written notice if:

(i)	the Licensee opposes or challenges the validity of the Application or raises the claim that the Know-How is not necessary to develop and Market Licensed Products; or

(ii)	in OUl’s reasonable opinion, the Licensee is taking insufficient or inadequate steps to develop or Market the Licensed Products and the Licensee does not take any further steps requested by QUI by written notice within a reasonable time.

12.5	On termination or expiration of this agreement, for whatever reason, the Licensee:

(a)	must bring all sub-licences to an end on the same date;

(b)	shall pay to OUI all outstanding royalties and other sums due under this agreement;

(c)	shall provide OUI with details of the stocks of Licensed Products held at the point of termination;

(d)	must cease to use or exploit the Licensed Technology, provided that this restriction does not apply to Licensed Know-How which has entered the public domain through no fault of the Licensee, and that the Licensee may continue to use the Licensed Technology in order to meet any specific existing binding commitments already made by the Licensee at the date of termination and requiring delivery of Licensed Products within the next six (6) months;

(e)	must, at the option of QUI and at the Licensee’s cost, destroy all other Licensed Products or send all other Licensed Products to a location nominated by OUI to the Licensee in writing; and

(f)	grants OUI an irrevocable, transferable, non-exclusive licence to develop, make, have made, use and Market the Licensee’s Improvements and products that incorporate, embody or otherwise exploit the same. OUI shall pay a reasonable royalty for use of this licence unless the termination arises under clause 12.4, or is by QUI under clause 12.2, in which case it shall be royalty-free.

12.6	Termination of this agreement, whether for breach of this agreement or otherwise, shall not absolve the Licensee of its obligation to accrue and pay royalties under the provisions of clause 8 for the duration of any notice period and in respect of any dealings in Licensed Products permitted by clause 12.5 or to reimburse OUI for all costs, filing fees, lawyers’ and patent agents’ fees, expenses and outgoings of whatever nature incurred by OUI in the prosecution, maintenance and renewal of the Application duration of any notice period in accordance with clause 6.2.

12.7	Clauses 1, 5.2, 7.3, 12.5, 12.7, 12.8, 13, 14.4 and 14.14 will survive the termination or expiration of this agreement, for whatever reason, indefinitely.

12.8	Clauses 8 and 11.6 will survive the termination or expiration of this agreement, for whatever reason, for a period of six (6) years.

13.	Liability

13.1	To the fullest extent permissible by law, OUI does not make any warranties of any kind including, without limitation, warranties with respect to:

(a)	the quality of the Licensed Technology;

(b)	the suitability of the Licensed Technology for any particular use;

(c)	whether use of the Licensed Technology will infringe third-party rights; or

(d)	whether the Applications will be granted or the validity of any patent that issues in response to those Applications.

13.2	The Licensee agrees to indemnify OUI and the University and hold OUI and the University harmless from and against any and all claims, damages and liabilities:

(a)	asserted by third parties (including claims for negligence) which arise directly or indirectly from the use of the Licensed Technology or the Marketing of Licensed Products by the Licensee and/or its sub-licensees; and/or

(b)	arising directly or indirectly from any breach by the Licensee of this agreement.

13.3	OUI will use reasonable endeavours to defend any Indemnified Claim or (at OUl’s option) allow the Licensee to do so on its behalf (subject to the University retaining the right to be kept informed of progress in the action and to have reasonable input into its conduct.) QUI will not (except as required by law) make any admission, compromise, settlement or discharge of any Indemnified Claim without the consent of the Licensee (which will not be unreasonably withheld or delayed).

13.4	The Licensee undertakes to make no claim against any employee, student, agent or appointee of OUI or of the University, being a claim which seeks to enforce against any of them any liability whatsoever in connection with this agreement or its subject-matter.

13.5	Subject to clause 13.7 and except in relation to the indemnities in clause 7.3 and 13.2, the liability of either party for any breach of this agreement, in negligence or arising in any other way out of the subject-matter of this agreement, will not extend to incidental or consequential damages or to any loss of profits.

13.6	Subject to clause 13.7, the liability of OUI to the Licensee accruing in any Licence Year under or otherwise in connection with this agreement or its subject-matter, including without limitation liability for negligence, shall in no event exceed:

(a)	in respect of liability accruing in the first Licence Year, the amount of the Signing Fee paid to OUI; and

(b)	in respect of liability accruing in any subsequent Licence Year, the total royalties paid in the previous Licence Year to OUI under clause 9.2.

13.7	Nothing in this agreement shall limit or exclude any liability for fraud or fraudulent misrepresentation or death, or personal injury or any other liability which may not, by law, be excluded.

14.	General

14.1	Registration - The licensee must register its interest in the Licensed Technology with any relevant authorities in the Territory as soon as legally possible. The Licensee must not, however, register an entire copy of this agreement in any part of the Territory or disclose its financial terms without the prior written consent of OUI.

14.2	Advertising - The Licensee must not use the name of OUI, the University or the Inventors in any advertising, promotional or sales literature, without OUl’s prior written approval.

14.3	Packaging - The Licensee will ensure that the Licensed Products and the packaging associated with them are marked suitably with any relevant patent or patent application numbers to satisfy the laws of each of the countries in which the Licensed Products are sold or supplied and in which they are covered by the claims of any patent or patent application, to the intent that CUI shall not suffer any loss or any loss of damages in an infringement action.

14.4	Thesis - This agreement shall not prevent or hinder registered students of the University from submitting for degrees of the University theses based on the Licensed Technology; or from following the University’s procedures for examinations and for admission to postgraduate degree status.

14.5	Taxes - Where the licensee has to make a payment to OUI under this agreement which attracts value-added, sales, use, excise or other similar taxes or duties, the Licensee will be responsible for paying those taxes and duties.

14.6	Notices - All notices to be sent to CUI under this agreement must indicate the CUI Project N!:! and should be sent, by post and fax unless agreed otherwise in writing, until further notice to: The Managing Director, Oxford University Innovation Ltd, Buxton Court, 3 West Way, Oxford OX2 OJB, Fax: +44 (0)1865 280831. All notices to be sent to the Licensee under this agreement should be sent, until further notice, to the Licensee’s Contact and Address indicating the OUI Project N!!.

14.7	Force Majeure - If performance by either party of any of its obligations under this agreement (not including an obligation to make payment) is prevented by circumstances beyond its reasonable control, that party will be excused from performance of that obligation for the duration of the relevant event.

14.8	Assignment - The Licensee may not assign any of its rights or obligations under this agreement in whole or in part, except to an Affiliate and only for so long as it remains an Affiliate, without the prior written consent of QUI. Assignment, for these purposes, includes the acquisition of Control of the Licensee by a third party. If QUI assigns its rights in the Licensed Technology to any person it shall do so expressly subject to the licensee’s rights under this Agreement.

14.9	Severability - If any of the provisions of this agreement is or becomes invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions will not in any way be affected or impaired. The parties will, however, negotiate to agree the terms of a mutually satisfactory provision, achieving as nearly as possible the same commercial effect, to be substituted for the provision found to be void or unenforceable.

14.10	No Partnership etc - Nothing in this agreement creates, implies or evidences any partnership or joint venture between QUI and the Licensee or the relationship between them of principal and agent.

14.11	Entire Agreement - This agreement constitutes the entire agreement between the parties in relation to the Licence to the exclusion of all other terms and conditions (including any terms or conditions which the licensee purports to apply under any purchase order, confirmation order, specification or other document). The Licensee has not relied on any other statements or representations in agreeing to enter this agreement and waives all claims for breach of any warranty and all claims for any misrepresentation, (negligent or of any other kind, unless made by QUI fraudulently) in relation to any representation which is not specifically set out in this agreement. Specifically, but without limitation, this agreement does not impose or imply any obligation on QUI or the University to conduct development work. Any arrangements for such work must be the subject of a separate agreement between the University and the Licensee.

14.12	Variation - Any variation of this agreement must be in writing and signed by authorised signatories for both parties. For the avoidance of doubt, the parties to this agreement may rescind or vary this agreement without the consent of any party that has the benefit of clause 14.14.

14.13	Waiver - No failure or delay by either party in enforcing its rights under this agreement, or at law or in equity will prejudice or restrict those rights. No waiver of any right will operate as a waiver of any other or later right or breach. Except as stated to the contrary in this agreement, no right, power or remedy conferred on, or reserved to, either party is exclusive of any other right, power or remedy available to it, and each of those rights, powers, and remedies is cumulative.

14.14	Rights Of Third Parties - The parties to this agreement intend that by virtue of the Contracts (Rights of Third Parties) Act 1999 the University and the people referred to in clause 13.4 will be able to enforce the terms of this agreement intended by the parties to be for their benefit as if the University and the people referred to in clause 13.4 were party to this agreement.

14.15	Governing Law - This agreement is governed by English Law, and the parties submit to the exclusive jurisdiction of the English Courts for the resolution of any dispute which may arise out of or in connection with this agreement except in relation to any action in relation to Intellectual Property Rights or Confidential Information which may be sought in any court of competent jurisdiction.

Schedule 1

DEFINITIONS

(Clause 1}

Academic and Research Purposes means research, teaching or other scholarly use which is undertaken for the purposes of education and research.

Affiliate means any company or legal entity in any country Controlling or Controlled by the Licensee.

Applications means:

(a)	the patent applications set out in Schedule 2 and any further applications notified by OUI to the Licensee that are filed by OUI for covering Influenza A Group 2 and Influenza B that name any of the Inventors as inventors in the application;

(b)	any patents granted in response to those applications;

(c)	any corresponding foreign patents and applications which may be granted to OUI in the Territory based on and deriving priority from that application; and

(d)	any addition, continuation, continuation-in-part, division, reissue, renewal or extension based on the Applications.

Business Day means a day, other than a Saturday or Sunday, on which clearing banks are permitted to open in London.

Clinical Patient Care means diagnosing, treating and/or managing the health of persons under the care of an individual having the right to use the Licensed Technology in the event that such Licensed Technology is capable of application in a healthcare setting without further development.

Confidential Information means in relation to each party any materials, trade secrets or other information disclosed by that party to the other, including, without limitation:

(a)	the Licensed Technology, to the extent that it is not disclosed by the Application when published; and

(b)	this agreement.

Control means:

(a)	ownership of more than fifty percent (50%) of the voting share capital of the relevant entity; or

(b)	the ability to direct the casting of more than fifty percent (50%) of the votes exercisable at a general meeting of the relevant entity on all, or substantially all, matters.

Development Plan means the plan set out in Schedule 3.

Documents means the documents and materials set out in Schedule 2. Fee Income Royalty Rate means the royalty rate set out in Schedule 2. Field means the field set out in Schedule 2.

Improvement means any development of the Licensed Technology which would, if commercially practised, infringe and/or be covered by a claim subsisting or being prosecuted in the Application.

Indemnified Claim means any claim under which OUI and the University are entitled to be indemnified under clause 13.2.

Intellectual Property Rights means patents, trade marks, copyrights, database rights, rights in designs, and all or any other intellectual or industrial property rights, whether or not registered or capable of registration.

Inventor means the inventor or inventors named in the Application and identified in Schedule 2.

Inventor Improvements means any Improvements made prior to the second anniversary of the date of this agreement solely by the Inventor within the Field, and the Intellectual Property Rights pertaining to them, of which OUI has been made aware and is legally able to license.

Legal Action means commencing or defending any proceedings before a court or tribunal in any jurisdiction in relation to any rights included in the Licensed Intellectual Property including all claims and counterclaims for infringement and for declarations of non-infringement or invalidity.

Licence means the licence granted by OUI to the Licensee under clause 3.1.

Licensed Intellectual Property Rights means the Application and (to the extent they constitute Intellectual Property Rights) OUl’s Improvements.

Licensed Know-how means all confidential information relating to the Application that has been communicated to the Licensee by OUI in writing before the date of this agreement or is communicated in writing to the Licensee by OUI under this agreement and within twelve (12) months after the date of this agreement and (to the extent they constitute confidential information) Inventor Improvements.

Licensed Product means any product, process, service or composition which is entirely or partially produced by means of or with the use of, or within the scope of, the Licensed Technology, or any of it.

Licensed Technology means the Licensed Intellectual Property Rights and the Licensed Know-How, and such (if any) other Intellectual Property Rights owned by or licensed to OUI as may be specifically identified in Schedule 2 (to the extent, in the case of licensed rights, that OUI is legally able to grant a sub-licence of the same).

Licensee’s Contact and Address means the address for the Licensee set out in Schedule 2 of this agreement.

Licensee Improvements means any Improvements made prior to the second anniversary of the date of this agreement by the Licensee, and the Intellectual Property Rights pertaining to them.

Licence Year means each twelve {12) month period beginning on the date of this agreement and each anniversary of the date of this agreement.

Market means, in relation to a Licensed Product, offering to sell, lease, licence or otherwise commercially exploit the Licensed Product or the sale, lease, licence or other commercial exploitation of the Licensed Product.

Medicines Access Policy means the policy of the University to promote access to pharmaceutical and other products and services, the current version of which is available at htt ps:// researchsu pport.admin.ox.ac.uk/ policv/ oxford/ medicines.

Milestone and Milestone Fee means the milestones, and the amounts payable on achievement of each of the milestones, set out in Schedule 2.

Minimum Sum means the minimum sum or sums set out in Schedule 2.

Net Sales means the gross selling price of the licensed Product in the form in which it is Marketed by the licensee or any sub-licensee, less:

(a)	trade, quantity or cash discounts actually given; and

(b)	outbound carriage and packaging expenses actually paid; and

(c)	customs duties, sales taxes or other taxes imposed upon and paid with respect to such sales (excluding personal taxes).

Non-Commercial Use means Academic and Research Purposes and the purposes of Clinical Patient Care. This includes the right for the University to license the Licensed Technology to any of its collaborators in connection with and solely for the University’s Academic and Research Purposes; but it does not include the right to grant any license to commercially exploit the Licensed Technology.

Past Patent Costs means the past patent costs set out in Schedule 2.

Project means the project referred to in BACKGROUND.

Quarter means each period of three calendar months during a Licence Year with the first Quarter commencing on the first day of each Licence Year.

RPI means the Retail Prices Index for all items which is published in the United Kingdom by the Office for National Statistics, or any replacement of it.

Royalty Rate means the royalty rate or rates set out in Schedule 2.

Royalty Report means the report to be prepared by the Licensee under clause 11.2.

Signing Fee means the signing fee set out in Schedule 2.

Step-Down Royalty Rate means the royalty rate or rates set out in Schedule 2.

Territory means the territory or territories set out in Schedule 2, excluding any territory or territories removed through the operation of clause 6.3.

University means the Chancellor, Masters and Scholars of the University of Oxford whose administrative offices are at the University Offices, Wellington Square, Oxford OXl 2JD.

Valid Claim means a granted or currently pending claim included in the Applications that has not expired nor been held permanently revoked, unpatentable, invalid or unenforceable by a court or tribunal of competent jurisdiction in a final and non-appealable judgment; nor been rendered unenforceable through disclaimer or otherwise abandoned.

Schedule 2

Applications:	OUI project 13709: Influenza A haemagglutinin antigen Group 1 (Hl) - site of limited variability

International Patent Application No. PCT/GB2017 /052510, which was filed on 25th August 2017 entitled “lmmunogenic composition”

Additional Applications:	OUI Project 16867: Influenza A haemagglutinin antigen Group 2 (H3) - site of limited variability

QUI Project 16870: Influenza Group B haemagglutinin antigen - site of limited variability

QUI Project 16872: VLP delivery system for influenza vaccine

PCT National Phase filing deadline:	25th February 2019

Inventor:	Craig Thompson and Sunetra Gupta

Territory (clause 3.1):	Worldwide

Field (clause 3.1):	All fields

Documents (clause 3.2):	The Applications.

Past Patent Costs (clause 6.1):	£11,323.00

Signing Fee (clause 9.1):	$0

Royalty Rate (clause 9.2):	6%

Step-Down Royalty Rate (clause 9.3):	50% of Royalty Rate

Minimum Sum (clause 9.4):

Licence Year	(Annual) Minimum Sum
Years 1- 3	0
Year 4 - Year pre-Phase Ill	US$10,000
Year of Phase Ill - Year of Launch	US$20,000
Years Post Launch - Year Step down Royalty applies	US$250,000
Once Step-Down Royalty applies	0

Fee Income Royalty Rate (clause 9.5): 25%

Milestone and Milestone Fee (clause 9.6):

Milestone	Milestone Fee
Initiation of first Phase I study	US$50,000
Init iation of fi rst Phase II study	US$200,000
Initiation of Phase Ill/pivotal registration studies	US$1,000,000
First submission of application for Regulatory Approval (BLA/NDA)	US$1,000,000
Marketing authorisation in USA	US$5,000,000
Marketing authorisation in any EU country	US$2,000,000
Marketing authorisation in Japan	US$1,500,000
First M arket ing authorisation in any ROW country	US$1,000,000
First commercial sale in US	US$5,000,000
First commercial sale in any EU country	US$2,000,000
First commerc ial sale in Japan	US$1,500,000
First commercial sale in any ROW country	US$1,000,000
First year that Annual sales equal or exceed $500,000,000	US$10,000,000
First year that Annual sales equal or exceed $1,000,000,000	US$20,000,000

RPI on date of this agreement (clause 9.8): 289.2

Licensee’s Contact and Address (clause 14.6):

Contact	Joe Hernandez
Address	1013 Centre Rd, Suite 403-B New Castle Wilmington Delaware 19805 USA
email	hernandez joe@y ahoo.com

Schedule 3

DEVELOPMENT PLAN

Document entitled: “Process Development and CGMP Manufacturing of Recombinant Influenza Conserved Regions for Vaccine Production” from Ology Bioservices dated 22nd May 2019